Exhibit 10.30

NAMED EXECUTIVE OFFICER COMPENSATION DETERMINATIONS

2011 Named Executive Officer Compensation Determinations

The following is a description of certain compensation decisions made on January 27, 2011, by the Pepco Holdings, Inc. (“PHI”) Board of Directors or the Compensation/Human Resources Committee (the “Committee”) with respect to the compensation payable to the PHI executive officers identified below, each of whom is an executive officer listed in the Summary Compensation Table included in PHI’s proxy statement for its 2010 Annual Meeting (a “Named Executive Officer”). As to each executive officer listed below, the decisions consisted of (i) the establishment of base salary for 2011, (ii) the establishment of the executive’s 2011 annual bonus opportunity and (iii) the establishment of the executive’s award opportunities for the period 2011-2013 pursuant to the Performance Stock Program and Restricted Stock Unit Program under the Pepco Holdings, Inc. Long-Term Incentive Plan (the “LTIP”).

				2011 Long-Term Incentive Plan Awards (2)
Name	Title	2011 Base Salary	Target 2011 Annual Bonus Opportunity as a Percentage of Base Salary (1)	Performance Stock Program Award Opportunity (# of shares) (3)		Restricted Stock Unit Program Award (# of units) (4)

Joseph M. Rigby	Chairman, President and Chief Executive Officer	$880,000	100%	Target	80,146	40,073
				Maximum	160,292

David M. Velazquez	Executive Vice President	$484,000	60%	Target	22,040	11,020
				Maximum	44,080

Anthony J. Kamerick	Senior Vice President and Chief Financial Officer	$498,000	60%	Target	22,678	11,339
				Maximum	45,356

Kirk J. Emge	Senior Vice President and General Counsel	$391,000	60%	Target	14,244	7,122
				Maximum	28,488

John U. Huffman	President and Chief Executive Officer, Pepco Energy Services	$365,000	60%	Target	13,297	6,648
				Maximum	26,594

(1)	An executive can earn from 0 to 180% of this percentage of his base salary as a cash bonus depending on the extent to which the preestablished performance goals are achieved. See “Executive Incentive Compensation Plan” below for 2011 performance goals.
(2)	The shares of PHI common stock, $.01 par value (“Common Stock”) constituting (i) target award opportunity under the Performance Stock Program and (ii) share award under the Restricted Stock Unit Program in the aggregate had a market value on December 31, 2010 equal to the following percentage of the executive’s 2011 base salary: 250% for Mr. Rigby; 125% for Messrs. Velazquez and Kamerick; and 100% for Messrs. Emge and Huffman.
(3)	See “Long-Term Incentive Plan Awards — Performance Stock Program” below for a description of the Performance Stock Program.
(4)	See “Long-Term Incentive Plan Awards — Restricted Stock Unit Program” below for a description of the restricted stock unit awards.

Executive Incentive Compensation Plan

Each of the executive officers listed in the table above is a participant in the PHI Executive Incentive Compensation Plan. On January 27, 2011, the Committee established the following performance objectives to be used for the determination of 2011 cash bonus awards for the executive officers. For Messrs. Rigby, Kamerick and Emge: (1) earnings relative to the corporate plan, (2) cash flow, (3) electric system reliability, (4) customer satisfaction, (5) diversity, (6) safety and (7) key operational project completion. For Mr. Velazquez: (1) Power Delivery earnings relative to plan, (2) capital expenditures, (3) operation and maintenance spending, (4) electric system reliability, (5) customer satisfaction, (6) diversity, (7) safety and (8) key operational project completion. For Mr. Huffman: (1) Pepco Energy Services earnings relative to plan, (2) value of contracts executed, (3) power plant earnings relative to budget, (4) bad debt, (5) diversity and (6) safety.

Long-Term Incentive Plan Awards

On January 27, 2011, the Committee established award opportunities pursuant to the Performance Stock Program and made awards of restricted stock units under the Restricted Stock Unit Program under the LTIP. Participants in the LTIP are key executives of PHI and its subsidiaries selected by the Chairman of the Board of PHI and approved by the Committee, including each of the executive officers listed in the table above.

Performance Stock Program

The award opportunities established under the Performance Stock Program accounts for two-thirds of each executive’s aggregate 2011 LTIP award opportunity. Depending on the extent to which the preestablished performance goal, which is based on PHI’s total shareholder return relative to a group of peer companies over a three-year period beginning in 2011 and ending in 2013, the participant can earn from 0 to 200% of the target award in the form of shares of Common Stock. If during the course of the three-year performance period, a significant event occurs, as determined in the discretion of the Compensation/Human Resources Committee, which the Committee expects to have a substantial effect on total shareholder return during the period, the Committee may revise such measures. The target award opportunity and maximum award opportunity (representing 200% of the target award opportunity) of each listed executive officer are shown in the table above.

Restricted Stock Unit Program

Under the Restricted Stock Unit Program, each listed executive officer has received a grant of restricted stock units, which accounts for one-third of the executive’s aggregate 2011 LTIP award opportunity. The restricted stock units are subject to forfeiture if the employment of the executive terminates before January 27, 2014 (the “Settlement Date”) except that, unless the Compensation/Human Resources Committee determines otherwise, and subject to a contrary provision in the executive’s employment agreement, if any, in the event of the death, disability or retirement of the executive or if the employment of the executive is terminated or the executive terminates employment for “good reason” following a “change in control,” as each such term is defined in the LTIP (a “Qualifying Termination of Employment”), the award is prorated to the date of termination. On the Settlement Date or, if earlier, a Qualifying Termination of Employment, each restricted stock unit not forfeited will be settled by the delivery of one share of Common Stock. When a dividend is paid on the Common Stock, the executive’s restricted stock unit balance is credited with additional restricted stock units equal to the number of shares that could be purchased with the cash amount of the dividend at the then current market price. Dividend credits will vest only to the extent the underlying restricted stock units vest.